EXHIBIT 23

                  CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of TECO Energy, Inc. on Form S-3 (File Nos. 33-43512, 333-31447 and 333-46951), Form S-4 (File No. 333-16683) and Form S-8 (File
Nos.  33-35927,  33-40076, 33-5465, 2-71457,  333-02563 and 333-25563)
of our report dated Jan. 15, 1998, except for certain information included in Notes L and I, for which the dates are Jan. 27, 1998 and March 10, 1998, respectively, on our audits of the consolidated financial statements of TECO Energy, Inc. and subsidiaries as of Dec. 31, 1997 and 1996 and for the years ended Dec. 31, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.



                                              COOPERS & LYBRAND L.L.P.


Tampa, Florida
March 30, 1998






























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